                                                               EXHIBIT (4)(viii)


                     [AMERICAN GENERAL ANNUITY LETTERHEAD]


          SECTION 403(b) TAX SHELTERED ANNUITY (TSA) WAIVER ENDORSEMENT


This Endorsement modifies the Contract to which it is attached. In case of conflict with any provision in the Contract, the provisions of the Endorsement will control. In all other respects, the terms of this Contract shall remain the same.

For Contracts issued under an employer sponsored arrangement established pursuant to Section 403(b) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will waive the Contingent Deferred Sales Charges (Surrender Charges) and any decrease in the surrender value resulting from a negative market value adjustment (MVA), if:

1. The Owner makes corrective distributions of excess contributions as permitted by the Code, regulations, or required under an Internal Revenue Service Audit;

2.   The Owner becomes disabled as defined in Section 72(m)(7) of the Code;

3. The Owner is age 59 1/2 and at least seven (7) Contract Years have passed since the Contract was issued; or

4.   At least 15 Contract Years have passed since the Contract was issued.

The effective date of this Endorsement is the Issue Date set forth on the Contract Schedule unless another date is shown below.

Signed for American General Annuity Insurance Company by:




                             /s/ MARY L. CAVANAUGH


                                   Secretary


Endorsement Effective Date:
                           ---------------------------------